Agreement and Plan of Merger

This Agreement and Plan of Merger (the “Agreement”) is dated November 8, 2010, by and among Amazon Goldsands Ltd., a Nevada corporation (“Amazon”), and First Colombia Gold Corp., a Nevada corporation and a wholly-owned subsidiary of Parent (“FCGC”).

Now therefore, the parties agree as follows:

1.           Merger of Subsidiary Into Parent.  Amazon, the parent, owns all of the outstanding capital stock of FCGC, the subsidiary.  FCGC shall be merged with and into a single corporation, Amazon, which shall be the Surviving Corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the “Surviving Corporation,” and which shall continue to exist as said Surviving Corporation under the name “First Colombia Gold Corp.” pursuant to the provisions of Section 92A.180 of the Nevada Revised Statutes (the “NRS”).  The separate existence of FCGC, which is sometimes hereinafter referred to as the “Merging Corporation,” shall cease upon the effective date of the merger in accordance with the provisions of NRS 92A.180.

2.           Articles of Incorporation.  Inasmuch as it is not desired to amend or change the Articles of Incorporation of the Surviving Corporation in any manner, other than to change the name of the Surviving Corporation to “First Colombia Gold Corp.” pursuant to the provisions of NRS 92A.180, under the provisions of the merger herein provided for, the Articles of Incorporation of the Surviving Corporation upon the effective date of the merger shall continue to be the Articles of Incorporation of the Surviving Corporation and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the NRS.

3.           Bylaws.  The Bylaws of the Surviving Corporation as in force and effect upon the effective date of the merger, if any, shall continue to be the bylaws of the Surviving Corporation and shall continue in full force and effect until changed, altered, or amended as therein provided and in the manner prescribed by the provisions of the NRS.

4.           Officers and Directors.  The directors and officers of the Surviving Corporation in office on the effective date of the merger shall be the directors and officers of the Surviving Corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

5.           Stock.  Each issued share of the Merging Corporation shall, upon the effective date of the merger, be cancelled.  The issued shares of the Surviving Corporation shall not be converted or exchanged in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of the Surviving Corporation.

6.           Actions.  The Merging Corporation and the Surviving Corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Nevada, including an executed copy of the Articles of Merger, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

7.           General Authority.  The Board of Directors and the proper officers of the Merging Corporation and of the Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for.

In witness whereof, the parties have executed this Agreement and Plan of Merger as of the date first above written.

Amazon Goldsands Ltd.,
a Nevada corporation

/s/ Tony Langford
Tony Langford, Chief Financial Officer

First Colombia Gold Corp.
a Nevada corporation

/s/ Norman Bracht
Norman Bracht, President